DRAFT – NOT FOR IMMEDIATE RELEASE

Insight Enterprises, Inc. Appoints New Member to Board of Directors

Richard E. Allen Appointed to the Board

Tempe, Ariz. – January 24, 2012 – Insight Enterprises, Inc. (the “Company”) (NASDAQ: NSIT), a leading, global provider of technology solutions, today announced that Richard E. Allen has been appointed to the Company’s board of directors effective January 19, 2012.

“We are delighted to announce Rick Allen’s appointment to our board of directors,” said Timothy A. Crown, chair of the board of directors of Insight Enterprises. “Rick brings over 30 years of finance, accounting, business operations and board experience to Insight. He has extensive experience with leading information technology companies including 19 years of financial leadership with J.D. Edwards & Company, a cross-industry ERP software solutions company.”

At J.D. Edwards, Mr. Allen served as Executive Vice President and Chief Financial Officer and was a member of the board. Allen helped lead the company’s successful initial public offering in 1997, assisted with several major acquisitions and helped the company merge with PeopleSoft in 2003. During his tenure, the company grew from $15 million to $1 billion in revenue. He was responsible for all finance and accounting, treasury, investor relations, internal audit, M&A, legal, real estate and administration functions and at times the human resources and information technology functions.

Mr. Allen is currently a member of the board of directors of RightNow Technologies, Inc. (RNOW), a cloud-based CRM business to consumer solutions provider, where he is the chair of the audit committee and a member of the compensation committee. He is also on the board of directors of Quantros, Inc., a cloud-based healthcare software solutions provider, where he also serves as chair of the audit committee. He previously served on the board of six other public and private companies.

Mr. Allen qualifies as an independent director in accordance with NASDAQ listing requirements. He was appointed as a class II director and will stand for election to the board at the 2013 annual meeting of stockholders. He will serve on the audit and compensation committees of Insight’s board of directors.

About Insight
Insight Enterprises, Inc. is a leading technology provider of hardware, software and service solutions to business and government clients in North America, Europe, the Middle East, Africa and Asia-Pacific. Insight is focused on helping organizations move technology goals forward in the areas of Cloud, Virtualization, Data Center, Unified Communication & Collaboration, Networking & Security, Data Protection, Mobility & Point of Sale, and Office Productivity. The company has approximately 5,100 teammates worldwide and generated sales of $4.8 billion for its 2010 fiscal year. For more information, please call 1.800.INSIGHT (1.800.467.4448) in the United States or visit www.insight.com.

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CONTACT: Insight Enterprises, Inc., Tempe

Helen Johnson
Senior VP, Treasurer
Helen.Johnson@insight.com
(480) 333-3234

Gina Morkel
Director, Marketing
Gina.Morkel@insight.com
(480) 333-3017

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Insight Enterprises, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.